UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2003

MIDWEST GENERATION, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-59348	33-0868558
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

One Financial Place

440 South LaSalle Street, Suite 3500

Chicago, Illinois  60605

(Address of principal executive offices, including zip code)

312-583-6000

(Registrant’s telephone number, including area code)

Items 1 through 4 and 6 through 12 are not included because they are inapplicable.

This current report includes forward-looking statements. Midwest Generation has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Midwest Generation’s control. Midwest Generation has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.  Other Events.

On October 1, 2003, Exelon Generation notified Midwest Generation, LLC, of the exercise of its option to retain under a power purchase agreement for calendar year 2004 the 1,084 megawatts (MW) of capacity and energy from Midwest Generation’s Collins Station currently under contract for calendar year 2003.  Exelon Generation also exercised its option to release from a related power purchase agreement 302 MW of capacity and energy (out of a possible total of 694 MW subject to the option) from Midwest Generation’s natural gas and oil-fired peaking units, thereby retaining under that contract 392 MW of the capacity and energy of such units for calendar year 2004.  The notification received from Exelon Generation has no effect on its commitments to purchase capacity from these peaking units for the balance of 2003.  Relevant pricing data for all of these units is included in Midwest Generation’s Annual Report on Form 10-K filed on March 28, 2003 under Commission file number 333-59348.

Midwest Generation currently intends to operate the peaking units released by Exelon Generation as merchant plants and to sell the energy and capacity from those units through a combination of bilateral agreements, forward sales and spot market sales.  The ability of Midwest Generation to derive profits from the sale of electricity from the released units will be affected by prevailing market prices and the cost of production, including fuel costs and the cost to comply with environmental regulations.  The cost of production of merchant plants varies and, accordingly, depending on market conditions, the amount of generation that will be sold from merchant assets is expected to vary from unit to unit.  Midwest Generation continues to monitor market conditions and plans to adjust operations of its merchant plants based on these conditions.  In this regard, Midwest Generation suspended operations at Units 1 and 2 of the Will County plant and Units 4 and 5 at the Collins Station in January 2003.  During the fourth quarter of 2003, Midwest Generation will update its operating plans for 2004, and will consider at that time whether operations should be suspended or decommissioned for any released units.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midwest Generation, LLC

(Registrant)

Date:	October 2, 2003	/s/ Kevin M. Smith
KEVIN M. SMITH Manager, Vice President and Treasurer